Exhibit 99.1

[Premium Standard Farms Logo]

NEWS RELEASE

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

PSF GROUP HOLDINGS, INC. ANNOUNCES
EXTENSION OF EXPIRATION TIME FOR TENDER OFFER AND CONSENT SOLICITATION

For more information, contact Steve Lightstone at (816) 472-7675.

KANSAS CITY, MO, May 3, 2005 — PSF Group Holdings, Inc. (the “Company”) announced today that its wholly-owned subsidiary Premium Standard Farms, Inc. (“Premium Standard Farms”) has extended the Expiration Time of its cash tender offer (the “Tender Offer”) for any and all of its $175 million aggregate principal amount of 9 1/4% Senior Notes due 2011 (CUSIP No. 74060 CAC 9) (the “Notes”) to Thursday, May 5, 2005 at 12:00 midnight, New York City time. As of 12:00 midnight, New York City time, on Tuesday, May 3, 2005, Premium Standard Farms had received tenders of Notes and deliveries of related consents from holders of approximately $173 million aggregate principal amount of the Notes (representing 98.86% of the outstanding principal amount thereof). All of the other terms and conditions of the Tender Offer and the consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) set forth in Premium Standard Farms’ Offer to Purchase and Consent Solicitation Statement dated April 6, 2005 (the “Offer to Purchase”) remain unchanged.

Premium Standard Farms has engaged Morgan Stanley as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Persons with questions regarding the Tender Offer or the Consent Solicitation should be directed to Morgan Stanley at 800-624-1808 (U.S. toll-free) or 212-761-1941 (collect), attention: Francesco Cipollone. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent, at (800) 714-3313 (U.S. toll-free) or (212) 269-5550 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely by the Offer to Purchase.

Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products for the retail, wholesale, foodservice, and further processor markets in the United States, and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,100 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.